Exhibit 3.1

AMENDMENT NO. 2 TO

SEVENTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF
ENLINK MIDSTREAM PARTNERS, LP

This AMENDMENT NO. 2 TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENLINK MIDSTREAM PARTNERS, LP (this “Amendment”), dated as of March 16, 2015, is entered into by EnLink Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”).  Capitalized terms used but not defined herein are used as defined in the Seventh Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, dated as of July 7, 2014, as amended by Amendment No. 1 thereto, dated as of February 17, 2015 (as so amended, the “Partnership Agreement”).

RECITALS:

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect. The General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

WHEREAS, Section 5.4 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.4 of the Partnership Agreement.

WHEREAS, Reliance Midstream, LLC, a Texas limited liability company, on behalf of itself and as the Seller Representative (“Reliance”), Windsor Midstream LLC, a Delaware limited liability company (“Windsor”), Wallace Family Partnership, LP, a Texas limited partnership (“Wallace”), and Ted Collins, Jr., an individual residing in Midland, Texas (collectively with Reliance, Windsor and Wallace, “Sellers”), and the Partnership have entered into that certain Securities Acquisition Agreement dated February 1, 2015, as amended by

Amendment No. 1 thereto (as so amended, the “Securities Acquisition Agreement”), pursuant to which Sellers have agreed to transfer to the Partnership all of the membership interests in Coronado Midstream Holdings LLC, a Delaware limited liability company (the “Acquired Company”), in exchange for consideration that includes Class C Common Units.

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to adopt this Amendment in order to provide for the issuance of the Class C Common Units to certain persons pursuant to the Securities Acquisition Agreement.

WHEREAS, acting pursuant to the power and authority granted to it: (i) under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (ii) under Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement is necessary and advisable in connection with the authorization of issuance of the Class C Common Units.

NOW, THEREFORE, the Partnership Agreement is amended as follows:

Section 1.                                           Amendment Relating to Class C Common Units.

(a)                                 Section 1.1 is amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i)                                     “Class C Capital Amount” has the meaning ascribed to such term in Section 5.3(a).

(ii)                                  “Class C Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class C Common Units in this Agreement.

(iii)                               “Class C Conversion Effective Date” means the earlier of (i) the date the General Partner, in its sole discretion, determines to convert all of the outstanding Class C Common Units into Common Units in accordance with the terms set forth in Section 5.9(b)(vi) (in which case the transfer agent shall send prompt notice thereof to the holders of Class C Common Units) and (ii) the first Business Day following the date of the distribution with respect to the Quarter ending March 31, 2016.

(iv)                              “Class C PIK Common Units” has the meaning ascribed to such term in Section 5.9(a).

(v)                                 “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Class C Common Units, Class D Common Units and Incentive Distribution Rights.

(vi)                              “PIK Option Exercise” has the meaning ascribed to such term in Section 5.9(b)(viii).

(vii)                           “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Class C Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Class C Common Units as of the end of such period over (b) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

(viii)                        “Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Class C Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (iii) with respect to the holders of Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the holders of the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

(ix)                              “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class C Common Units and Class D Common Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

(b)                                 Section 1.1 of the Partnership Agreement is hereby further amended to delete the final sentence of the definition of “Common Unit” and replace it with the following:

The term “Common Unit” does not refer to a Class C Common Unit or a Class D Common Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

(c)                                  Section 5.3(a) of the Partnership Agreement is amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Class C Common Unit (other than Class C PIK Common Units) shall equal the closing price of a Common Unit on the National Securities Exchange on the date of issuance of such Class C Common Units (the “Class C Capital Amount”), and the initial Capital Account balance of each holder of such Class C Common Units in respect of all such Class C Common Units held shall be the product of such Class C Capital Amount multiplied by the number of such Class C Common Units held thereby.

(d)                                 Section 5.3(d)(i) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), a PIK Option Exercise, or the conversion of a Series A Preferred Unit, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance, or immediately after such conversion or PIK Option Exercise, shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance or on the date of such conversion or PIK Option Exercise.  Any such Unrealized Gain or Unrealized Loss (or items thereof) shall (A) in the case of an adjustment other than as a result of a deemed PIK Option Exercise or the conversion of Series A Preferred Units, be allocated among the Unitholders (other than the Unitholders holding Series A Preferred Units in respect of such Series A Preferred Units) pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated, (B) in the case of an adjustment resulting from a PIK Option Exercise, first be allocated to the Partners receiving Class C PIK Common Unit until the Capital Account attributable to each Class C PIK Common Unit and each Class C Common Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), and any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated, and (C) in the case of an adjustment resulting from the conversion of Series A Preferred Units, first be allocated to the Partners holding converted Series A Preferred Units until the Capital Account attributable to each converted Series A Preferred Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), and any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  If the Unrealized Gain or Unrealized Loss allocated as a result of PIK Option Exercise or the conversion of a Series A Preferred Unit, as the case may be, is not sufficient to cause the Capital Account attributable to each Class C PIK Common

Unit or converted Series A Preferred Unit, as the case may be, to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), then Capital Account balances shall be reallocated between the Partners holding Class C PIK Common Units and the Partners holding Common Units, or the Partners holding converted Series A Preferred Units and the Partners holding Common Units (other than converted Series A Preferred Units), as the case may be, so as to cause the Capital Account of each Class C PIK Common Units or converted Series A Preferred Unit, or Class C PIK Common Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit), in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion or PIK Option Exercise, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time, and must reduce the fair market value of all Partnership assets by (i) prior to the Class C Conversion Effective Date, the excess, if any, of the fair market value of any Class C PIK Common Units that the Partnership then has the option to issue in lieu of paying a declared distribution in cash on the Class C Common Units (for this purpose, assuming each such Class C PIK Common Unit has the same value as an outstanding Common Unit), over the amount of cash that the Partnership would otherwise distribute with respect to such Class C Common Units if it did not exercise such option, and (ii) the excess, if any, of the fair market value of any Outstanding Series A Preferred Units that have not yet been converted over the aggregate Issue Price of such Series A Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(e)                                  Article V is amended to add a new Section 5.9 creating a new series of Units to read in its entirety:

Section 5.9.                                    Establishment of Class C Common Units.

(a)                                 General. The General Partner hereby designates and creates a series of Units to be designated as “Class C Common Units” and consisting of a total of 6,704,285 Class C Common Units, plus any additional Class C Common Units issued in kind as a distribution pursuant to Section 5.9(b)(ii) (“Class C PIK Common Units”), having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.9.

(b)                                 Rights of Class C Common Units. During the period commencing upon the date of issuance of the Class C Common Units and ending on the Class

C Conversion Effective Date, the Class C Common Units shall have the following rights and preferences and shall be subject to the following duties and obligations:

(i)                                     Allocations. Unitholders holding Class C Common Units shall be allocated Net Income, Net Loss, Net Termination Gain and Net Termination Loss in accordance with Sections 6.1(a)-(c) in respect of their Class C Common Units in the same manner as Unitholders holding Common Units.

(ii)                                  Distributions.

(A)                               The Class C Common Units shall have the right to participate in partnership distributions on a pro rata basis with the Common Units. Each distribution payable on the Class C Common Units shall be paid, as determined by the General Partner in its sole discretion, in either (A) cash or (B) Class C PIK Common Units in lieu of cash.  If the General Partner determines to pay distributions on the Class C Common Units in cash, then the Class C Common Units shall have the right to share in partnership distributions of Available Cash pursuant to Section 6.3, 6.4 or 6.5 on a pro rata basis with the Common Units, so that the amount of any Partnership distribution to each Common Unit will equal the amount of such distribution to each Class C Common Unit.  If the General Partner determines to pay distributions on the Class C Common Units in Class C PIK Common Units, then the number of Class C PIK Common Units to be issued shall be determined by dividing (x) the cash distribution to be paid to a Common Unit for such Quarter by (y) the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading for the ten Trading Days ending two Trading Days prior to the date of declaration of such distribution; provided, however, that fractional Class C PIK Common Units shall not be issued to any person (each fractional Class C PIK Common Unit shall be rounded to the nearest whole Class C PIK Common Unit (and 0.5 Class C PIK Common Unit shall be rounded to the next higher Class C PIK Common Unit)).  Unless the context otherwise requires, references in this Section 5.9 and elsewhere in this Agreement to Class C Common Units shall include all Class C PIK Common Units Outstanding as of the date of such determination.  Each date of declaration and Record Date established pursuant to this Section 5.9(b)(ii) for a distribution on the Class C Common Units in respect of any Quarter shall be the same date of declaration and Record Date established for any distribution to be made by the Partnership in respect of other Partnership Securities pursuant to Section 6.3, 6.4 or 6.5 for such Quarter.

(B)                               For the avoidance of doubt, the General Partner and the holders of the Incentive Distribution Rights shall not otherwise be entitled to receive any distributions that correspond to the distributions on a Class C Common Unit made in Class C PIK Common Units.

(iii)                               Voting Rights.  Prior to the Class C Conversion Effective Date, the Class C Common Units shall be entitled to vote as a single class with the holders of the Common Units on any matters on which Unitholders are entitled to vote, and shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class C Common Units in relation to other classes of Partnership Interests or as required by law. The approval of a majority of the Class C Common Units shall be required to approve any matter for which the holders of the Class C Common Units are entitled to vote as a separate class. Each Class C Common Unit will be entitled to the number of votes equal to the number of Common Units into which a Class C Common Unit is convertible at the time of the record date for the vote or written consent on the matter.

(iv)                              Certificates.  The Class C Common Units will not be evidenced by certificates.  The Class C Common Units may be assigned or transferred in a manner identical to the assignment and transfer of Common Units; provided, however, that the Class C Common Units and the Common Units received upon conversion of the Class C Common Units may not be offered for sale, sold, pledged, transferred or otherwise disposed of until the Holder thereof provides evidence satisfactory to the General Partner (which, in the discretion of the General Partner, may include an opinion of counsel reasonably satisfactory to the General Partner) that such offer, sale, pledge, transfer or other disposition will not violate applicable Federal or state securities laws.

(v)                                 Registrar and Transfer Agent.  The General Partner will act as, or otherwise appoint, the registrar and transfer agent of the Class C Common Units.

(vi)                              Conversion. Each Class C Common Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the conversion of the Class C Common Units) effective as of the Class C Conversion Effective Date, without any further action by the holders thereof and without the approval of any Partner. The terms of the Class C Common Units will be changed, automatically and without further action, on the Class C Conversion Effective Date so that each Class C Common Unit is converted into one Common Unit and, immediately thereafter, none of the Class C Common Units shall be Outstanding. Such conversion shall be effective as of the Class C Conversion Effective Date, and the

Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

(vii)                           Common Unit Issuance. On the Class C Conversion Effective Date, the Partnership shall cause the Transfer Agent to reflect the issuance of the Common Units book entry on the books and records of the Partnership.

(viii)                        Tax Characterization of Class C PIK Common Unit Declaration and Issuance.  The General Partner’s entitlement to  pay a declared distribution on the Class C Common Units either in cash or in Class C PIK Common Units for a particular Quarter shall be treated in the same manner as a “noncompensatory option” with respect to a number of Class C PIK Common Units that may be issued in lieu of such declared distribution for an “exercise price” equal to the amount of such declared distribution, and such option shall be treated as having been “exercised” on the date of issuance of any such Class C PIK Common Units (as the quoted terms are defined in Treasury Regulation Section 1.721-2, with such exercise referred to herein as a “PIK Option Exercise”), and each Unitholder holding Class C Common Units shall be deemed (for purposes of applying the provisions of Sections 5.3, 6.1 and 6.2) to have received a distribution on each Class C Common Unit for such Quarter, and to have made a Capital Contribution to the Partnership in exchange for each Class C PIK Common Unit received, in an amount equal to the cash distribution paid per Common Unit for such Quarter.

Section 2.                                           General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.

Section 3.                                           Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4.                                           Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment to be effective as of the date first set forth above.

GENERAL PARTNER:

EnLink Midstream GP, LLC

By:	/s/ Benjamin D. Lamb
Name:	Benjamin D. Lamb
Title:	Senior Vice President — Finance and
Corporate Development

[Signature Page to Amendment No. 2 to Seventh Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP]